Exhibit 21.1

List of Subsidiaries

Elixir Gaming Technologies (Macau) Limited, a company incorporated in Macau

Elixir Gaming Technologies (Hong Kong) Limited, a company incorporated in Hong Kong

Elixir Gaming Technologies Philippines Inc. (formerly known as VendingData Philippines, Inc.), a company incorporated in the Republic of the Philippines

Elixir Gaming Technologies (Cambodia) Inc., a company incorporated in Cambodia

Elixir Gaming Technologies (Zhongshan) Co., Limited (formerly known as VendingData Electric Co., Ltd), a company incorporated in the People’s Republic of China

Dolphin Products Pty Ltd, a company incorporated in Australia

Dolphin Advanced Technologies, Pty. Ltd. a company incorporated in Australia